Exhibit 99.1

For further information contact:

Alan L. Rubino, CEO

973.532.8000 or arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS

FOR

QUARTER ENDED SEPTEMBER 30, 2012

Conference Call/Webcast to be held Tuesday November 13, 2012 at 10:00 AM EST

CEDAR KNOLLS, NJ, November 13, 2012 — Emisphere Technologies, Inc. (OTCBB: EMIS) (the “Company”) today announced its financial results for the quarter and year to date ended September 30, 2012. The Company will host a conference call this morning at 10:00 AM EST to discuss these results.

The live webcast of the conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-877-303-9483 (United States and Canada) or 1-760-666-3584 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM EST on November 13, 2012 through 11:59 PM EST on November 20, 2012 by calling 1-800-585-8367 (United States and Canada) or 1-404-537-3406 (International). The conference replay PIN is 70175224.

THIRD QUARTER FINANCIAL RESULTS

The Company reported a net loss of $4.6 million, or $0.08 per basic and diluted share, for the three months ended September 30, 2012, compared to a net loss of $17.6 million, or $0.29 per basic and diluted share for same period last year.

Operating expenses and loss for the three months ended September 30, 2012 were $1.5 million, a $57,000, or 3.7% decrease, compared to the same period last year. Total operating expenses include research and development costs of $0.4 million, general and administrative expenses of $1.1 million and depreciation expense of $0.0 million, compared to research and development costs of $0.4 million, general and administrative expenses of $1.0 million and depreciation and amortization expenses of $0.1 million, for the same period last year. Other non-operating loss for the three months ended September 30, 2012 was $3.1 million, compared to $16.1 million, for the same period last year, a decrease of $13.0 million, due primarily to a $13.3 million decrease in the change in fair value of derivative instruments, offset by a $0.3 million increase in interest expense.

YEAR TO DATE FINANCIAL RESULTS

The Company reported a net loss of $2.6 million, or $0.04 per basic and diluted share for the nine months ended September 30, 2012, compared to a net loss of $4.8 million, or $0.09 per basic and diluted share for the nine months ended September 30, 2011.

Operating expenses and loss for the nine months ended September 30, 2012 was $4.7 million, compared to $5.8 million for the same period last year, a decrease of approximately $1.1 million,

or 19.7%. Total operating expenses include research and development costs of $1.1 million and general and administrative expenses of $3.6 million, compared to $1.5 million and $4.1 million, respectively, for the same period last year. Depreciation and amortization expense declined $0.2 million from the same period last year.

Other non-operating income for the nine months ended September 30, 2012 was $2.1 million, compared to other non-operating income of $1.0 million for the same period last year, an increase of $1.1 million, due primarily to a $1.5 million increase in other income, and $0.6 million increase from the change in fair value of derivative instruments offset by a $1.0 million increase in interest expense.

LIQUIDITY

As of September 30, 2012, the Company had approximately $0.2 million in cash and cash equivalents, a net decrease of approximately $2.8 million from December 31, 2011, approximately $35.5 million in working capital deficiency, a stockholders’ deficit of approximately $66.9 million and an accumulated deficit of approximately $468.4 million. Our operating loss for the three months and nine months ended September 30, 2012 was approximately $1.5 million and $4.7 million, respectively. The Company reduced its operating expenditures by approximately 19%, year to date, to improve operating efficiency and extend its cash runway.

As of September 27, 2012, the Company is in default under the terms of the 11% senior secured convertible notes (the “MHR Convertible Notes”) issued to MHR Fund Management LLC (together with its affiliates, “MHR”). The default is the result of the Company’s failure to pay MHR approximately $30.6 million in principal and interest due and payable on September 26, 2012 under the terms of the MHR Convertible Notes. On October 4, 2012, the Company received notice from MHR that, as a result of the payment default described above, the default interest rate of 13% per annum will apply with respect to the MHR Convertible Notes, effective as of September 27, 2012.

The MHR Convertible Notes are secured by a first priority lien in favor of MHR on substantially all of our assets. The Company continues to be in default under the terms of the MHR Convertible Notes and, as a result of such default, MHR has the ability at any time to foreclose on substantially all of the Company’s assets. To date, MHR has not demanded payment under the MHR Convertible Notes or exercised its rights to foreclose on our assets as a result of the default, and has indicated that it is prepared to continue discussions with the Company regarding proposals relating to the default while reserving all of its rights under the terms of the MHR Convertible Notes. There can be no assurance as to the outcome of such discussions.

As of September 27, 2012, the Company is also in default under the terms of certain non-interest bearing promissory notes in the aggregate principal amount of $600,000 issued to MHR on June 8, 2010 (the “2010 MHR Notes”). The 2010 MHR Notes were originally due and payable on June 8, 2012, but this maturity date was extended to September 26, 2012 by agreement with MHR. The default is the result of the Company’s failure to pay to MHR $600,000 in principal due and payable on September 26, 2012 under the terms of the 2010 MHR Notes. As with the MHR Convertible Notes discussed above, MHR has not demanded payment under the 2010 MHR Notes, and has indicated to the Company that it is prepared to continue discussions with the Company regarding proposals relating to the 2010 MHR Notes and the Company’s default thereunder while reserving all of its rights under the 2010 MHR Notes. There can be no assurance as to the outcome of such discussions.

On October 17, 2012, the Company issued a promissory note (the “Bridge Note”) to MHR in the principal amount of $1,400,000 to be advanced by MHR to the Company pursuant to the terms thereof. That amount is sufficient to support operations through approximately December 15,

2012. The Bridge Note is secured by a first priority lien on substantially all of our assets, is payable on demand no earlier than January 17, 2013, and may be accelerated upon the occurrence of certain events described therein.

As described above, the funds provided by MHR pursuant to the Bridge Note are sufficient to support the Company’s operations through December 15, 2012. Our failure to raise capital prior to December 15, 2012 will adversely affect our business, financial condition and results of operations, and could force us to reduce or cease our operations. These conditions raise substantial doubt about our ability to continue as a going concern. Consequently, the audit reports prepared by our independent registered public accounting firm relating to our financial statements for the years ended December 31, 2011, 2010 and 2009 include an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

If the Company fails to raise additional capital or obtain substantial cash inflows from existing or new partners prior to December 15, 2012, or if MHR demands payment under the terms of the MHR Convertible Notes or the 2010 MHR Notes, or exercises its rights thereunder, the Company could be forced to cease operations. The Company is pursuing several courses of action to address its deficiency in capital resources including discussions with MHR, commercialization of B12, leveraging existing partnerships, and capital markets financings.

PRODUCT AND BUSINESS DEVELOPMENTS

Through the third quarter of 2012, the Company has continued to face formidable challenges but has maintained its focus on efforts to apply the Eligen® Technology and realize its value by developing profitable commercial applications. Specifically, the Eligen® Technology has been reevaluated and our corporate strategy refocused on commercializing it as quickly as possible, building high-value partnerships and reprioritizing the product pipeline. Spending was redirected and aggressive cost control initiatives were implemented.

On September 13, 2012, the Company took two important steps to improve its strategic position: it hired Mr. Alan L. Rubino as President and Chief Executive Officer, and appointed Mr. Timothy G. Rothwell as Chairman of the Board of Directors. Mr. Rubino and Mr. Rothwell form the core of a new leadership team that will focus on commercializing the Company’s Eligen® Oral B12 product. These appointments support the Company’s decision to pursue a new course to reposition Emisphere into a viable commercial-stage entity, anchored by the Eligen® Oral B12 product. As it transitions to this strategy, the Company remains dedicated to further realizing the full potential and commercial value of its platform Eligen® Technology. To that end, we will continue to work closely with existing partners and will also expand our efforts to attract new delivery system and product development / licensing partnerships as well. We believe that Emisphere’s new business strategy will present opportunities for growth and value creation for the Company and its shareholders.

Emisphere’s pipeline includes a broad range of product candidates in different stages of development.

•

Novo Nordisk A/S (“Novo Nordisk”) is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulins and GLP-1 receptor agonists, with a potential GLP-1 drug currently undergoing Phase I clinical trials. The first Phase I trial investigated the safety, tolerability and bioavailability in healthy volunteers and was completed in May 2010. Novo Nordisk also conducted a multiple-dose Phase I trial to investigate the safety, tolerability, pharmacokinetics and pharmacodynamics in healthy male subjects which was completed in July 2011.

•	The Company has developed an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals. On August 5, 2011 we received notice from the U. S. Patent

Office that the U.S. patent application directed to the oral Eligen® B12 formulation was allowed. This new patent provides intellectual property protection for Eligen® B12 in the U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.

The Company is continuing with a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Eligen® Technology to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (file no. 000-17758) filed on March 21, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 7, 2012, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, to be filed on or about the date hereof.

# # #

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENT OF OPERATIONS

For the three and nine months ended September 30, 2012 and 2011

(in thousands, except share and per share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Net Sales	$0	$0	$0	$0

Costs and expenses:
Research and development	354	424	1,095	1,516
General and administrative	1,113	1,037	3,543	4,080
Depreciation and amortization	7	70	23	210

Total costs and expenses	1,474	1,531	4,661	5,806

Operating loss	(1,474)	(1,531)	(4,661)	(5,806)

Other non-operating income (expense):
Other income	1	4	1,567	73
Change in fair value of derivative instruments
Related party	(906)	(9,700)	5,854	6,345
Other	(431)	(4,931)	(160)	(1,270)
Interest expense
Related party	(1,777)	(1,448)	(5,156)	(4,090)
Other	0	0	0	(16)

Total other non-operating income (expense)	(3113)	16,075	2,105	1,042

Net loss	$(4,587)	$17,606	$(2,556)	$(4,764)

Net loss per share, basic	$(0.08)	$(0.29)	$(0.04)	$(0.09)
Net loss per share, diluted	$(0.08)	$(0.29)	$(0.04)	$(0.09)
Weighted average shares outstanding, basic and diluted	60,687,478	60,122,747	60,687,478	54,811,423

EMISPHERE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

September 30, 2012 and December 31, 2011

(in thousands, except share and per share data)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$229	$3,069
Accounts receivable, net	3	22
Inventories	258	258
Prepaid expenses and other current assets	535	581

Total current assets	1,025	3,930
Equipment and leasehold improvements, net	22	44
Restricted cash	247	247

Total assets	$1,294	$4,221

Liabilities and Stockholders’ Deficit:
Current liabilities
Accounts payable and accrued expenses	$839	$894
Notes payable related party, including accrued interest and net of related discount	31,172	26,016
Derivative instruments:
Related party	3,517	9,371
Others	988	828
Other current liabilities	16	42

Total current liabilities	36,532	37,151
Deferred revenue	31,612	31,593
Deferred lease liability and other liabilities	0	4

Total liabilities	68,144	68,748

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 2,000,000 shares as of September 30, 2012 and 1,000,000 authorized as of December 31, 2011; none issued and outstanding	0	0
Common stock, $.01 par value; authorized 200,000,000 shares as of September 30, 2012 and 100,000,000 authorized as of December 31, 2011; issued 60,977,210 shares (60,687,478 outstanding) as of September 30, 2012 and December 31, 2011	610	610
Additional paid-in-capital	404,940	404,707
Accumulated deficit	(468,448)	(465,892)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(66,850)	(64,527)

Total liabilities and stockholders’ deficit	$1,294	$4,221